[Letterhead of Grant Thornton LLP]

                              ACCOUNTANT'S CONSENT



     We have issued our report dated August 1, 2001, accompanying the consolidated financial statements of Frankfort First Bancorp, Inc., which are incorporated within the Annual Report on Form 10-K for the year ended June 30, 2001. We hereby consent to the incorporation by reference of said report in the Corporation's Form S-8.



/s/ Grant Thornton LLP

Cincinnati, Ohio
September 27, 2001